EXHIBIT 22:  Subsidiaries

Biotechnology International, Inc., a British Virgin Islands corporation

Hong Kong Gewang Holdings Group Limited, a Hong Kong corporation

Gewang Selenium Enrichment Information Consulting (Shenzhen) Co., Ltd., a P.R. China corporation